UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2020

Streamline Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28132	31-1455414
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1175 Peachtree Street NE, 10th Floor

Atlanta, GA 30361

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(888) 997-8732

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	STRM	The NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President, Chief Sales & Marketing Officer

On February 5, 2020, the Board of Directors of the Company appointed Randolph Salisbury as Senior Vice President, Chief Sales & Marketing Officer of the Company, effective as of February 1, 2020 (the “Effective Date”).

Mr. Salisbury, age 65, served as Senior Vice President and Chief Marketing Officer of the Company for six (6) years prior to the expansion of his role to lead the Company’s sales efforts.  From February 1, 2014 until present-day, Mr. Salisbury has been responsible for all marketing and communications for the Company, including investor relations. His role was later expanded to include client relationship management. Mr. Salisbury will retain those responsibilities. With the introduction of the Company’s newest solution, the eValuator™ pre-bill coding analysis platform, Mr. Salisbury developed the initial brand positioning and sales presentations for the technology, and participated in the sales process for certain of the Company’s most significant client contracts to date. Prior to Streamline Health, Mr. Salisbury served as a founding partner of Mockingbird Partners Consulting Group, LLC, a marketing communications and investor relations consulting firm. During his time with Mockingbird Partners, Mr. Salisbury performed marketing functions on behalf of various clients and performed investor relations consulting services. Mr. Salisbury currently serves on the board of directors of Decooda, Inc., a private, software-as-a-service start-up company. Mr. Salisbury received his bachelor’s degree from Ohio Wesleyan University and his MBA from Goizueta Business School at Emory University.

There are no family relationships between Mr. Salisbury and any director or executive officer of the Company and there are no related party transactions required to be reported under Item 404(a) of Regulation S-K.

In connection with his appointment as Senior Vice President, Chief Sales & Marketing Officer, Mr. Salisbury entered into an employment agreement with the Company, effective as of February 1, 2020 (the “Employment Agreement”). The term of the Employment Agreement (the “Employment Period”) is one (1) year, commencing February 1, 2020, and renews automatically for subsequent six (6)-month periods, unless Mr. Salisbury or the Company provides written notice at least sixty (60) calendar days prior to the end of the applicable year to the other of his or its intention to not renew the employment. Mr. Salisbury will receive an annual base salary of $275,000 and will be eligible for an annual incentive bonus (at target equal to thirty percent (30%) of his annual base salary), based on individual and Company performance. Mr. Salisbury also received a one-time signing bonus of $10,000 and bonus compensation for the fiscal year ended January 31, 2020 of $68,500. Mr. Salisbury is also eligible to receive the standard employee benefits made available by the Company to its employees generally. Mr. Salisbury was also granted a restricted stock award of 100,000 shares on February 5, 2020. The shares of restricted stock will vest quarterly, in arrears, twenty-five percent (25%) per quarter through February 1, 2021, subject to the continued employment of Mr. Salisbury on each vesting date. The Employment Agreement contains customary confidentiality provisions and non-competition covenants.

If the Employment Agreement is terminated by the Company for reasons other than death, Continued Disability, or Good Cause, or if Mr. Salisbury terminates employment for Good Reason, Mr. Salisbury will generally be entitled to receive: (1) accrued but unpaid salary through the termination date through his termination date; (2) reimbursement of expenses incurred prior to his termination date; and (3) an amount equal to twelve (12) months’ base salary.

The foregoing description of the Employment Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Employment Agreement which is attached hereto as Exhibit 10.1 and incorporated by reference as if fully set forth herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated February 5, 2020, between the Company and Randolph Salisbury.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Streamline Health Solutions, Inc.

Date: February 6, 2020	By:	/s/ Thomas J. Gibson
Thomas J. Gibson
Chief Financial Officer